Exhibit 23.21

Consent of James (Jim) Theriault

Reference is made to the Registration Statement on Form S-8, and any amendments or supplements thereto, and the documents incorporated by reference therein (the “Registration Statement”) of Orla Mining Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

I, James (Jim) Theriault, consent to the use of and reference to my name, including as an expert or “qualified person,” and the inclusion and incorporation by reference in the Registration Statement, including any amendments or supplements thereto, of information derived or summarized from the technical report dated November 18, 2024, entitled “Technical Report – Musselwhite Mine, Ontario, Canada”, or portions thereof, that was prepared by me, that I supervised the preparation of and/or was reviewed and approved by me.

/s/ James (Jim) Theriault, P.Eng.
James (Jim) Theriault, P.Eng.
Dated:	September 15, 2025